Securities Compliance Group, Ltd

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November 7, 2014

Toa Optical Tech, Inc.

1-1-36 Nishiawaji

Higashiyodogawa-Ku

Osaka 533-0031 Japan

Re: Opinion of Counsel – Registration Statement on Form S-1

To the Board of Directors:

I have been engaged as counsel to Toa Optical Tech, Inc in connection with the preparation and filing of a registration statement on Form S-1. The registration statement covers the registration under the Securities Act of 1933 of 8,000,000 common shares, par value $0.0001, to be sold by Toa Optical Tech, Inc., a Delaware corporation, as well as an additional 60,000,000 common shares to be sold by current shareholders of the Corporation.

In connection with the opinion contained herein, I have examined the registration statement, the articles of incorporation and bylaws, the minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that the 8,000,000 common shares being sold by the Corporation pursuant to the registration statement are duly authorized and will be, when issued in the manner described in the registration, legally and validly issued, fully paid and non-assessable. Moreover, the 60,000,000 common shares to be sold by shareholders of the Corporation are legally and validly issued, fully paid and non-assessable.

The opinion opines upon the laws of the State of Delaware and reported judicial decisions interpreting those laws. This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

I further consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus made part of the registration statement.

Yours very truly,

/s/ Adam S. Tracy

Adam S. Tracy